Exhibit 10.83.4

AGREEMENT

THIS AGREEMENT is made and entered into as of the 30th day of September, 2004 (the "Execution Date"), by and among (i) GRAND TERRACE ASSISTED LP, a Washington limited partnership, MM ASSISTED LLC, a Washington limited liability company, RENO ASSISTED LIVING, L.L.C., a Washington limited liability company, and FREDERICKSBURG ASSISTED L.L.C., a Washington limited liability company (each of the foregoing individually, a "Seller" and collectively, the "Sellers"), (ii) DANIEL R. BATY, a Washington resident ("Assignor") and (iii) EMERITUS CORPORATION, a Washington corporation ("Purchaser").

RECITALS

A.    Sellers are the owners of the real property situated in the States of California, Montana, Nevada and Virginia (the "States"), which is more particularly described in Exhibit A attached hereto (the "Real Property") and the improvements thereon that constitute those certain assisted/independent living facilities described on Exhibit B attached hereto (the "CPM Facilities").
B.    Assignor is a party to that "Master Agreement between Owners and Daniel R. Baty Regarding the Sale of AL I Assisted Living Portfolio" dated of even date herewith (the "AL Master Agreement") pursuant to which the Owners (as defined in the AL Master Agreement) have agreed to convey to Assignor or his designee the assisted living facilities described in Schedule 1 to the AL Master Agreement (the "AL Facilities" and together with the CPM Facilities, the "Facilities").

C.    Except for the CPM Facility located in Missoula, Montana (the "Hunters Glen Facility"), all of the Facilities are currently leased and/or managed by Purchaser or its affiliates pursuant to those Leases and Management Agreements described on Exhibit C attached hereto (the "Leases and Management Agreements").

D.    Sellers are interested in selling the Real Property and the CPM Facilities to Purchaser and Assignor is interested in assigning to Purchaser his right to acquire the AL Facilities in accordance with the terms of the AL Master Agreement and Purchaser is interested in concurrently purchasing the Real Property and the CPM Facilities from Sellers and in taking an assignment of Assignor’s rights and obligations under the AL Master Agreement (collectively, the "Transaction").

E.    Purchaser has advised Sellers that the ultimate purchaser of certain of the Assets (as hereinafter defined) shall be Health Care REIT, Inc., a Real Estate Investment Trust organized under the laws of the State of Delaware or certain affiliates or subsidiaries thereof (collectively, "HC REIT") and that HC REIT shall then concurrently with its acquisition thereof lease such acquired Assets back to Purchaser or Purchaser’s affiliate, ESC IV, L.P., a Washington limited partnership ("ESC").

F.    Sellers, Assignor and Purchaser are interested in documenting the terms and conditions of the Transaction.

Exhibit 10.83.4

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:
1.    Purchase and Sale/Assignment.

(a)    On the terms and conditions set forth herein, Sellers shall sell to Purchaser and Purchaser shall purchase from Sellers the following:

(i)    The Real Property and the CPM Facilities together with all tenements, hereditaments, rights, privileges, interests, easements and appurtenances now or hereafter belonging or in any way pertaining to the Real Property and/or the CPM Facilities.

(ii)    All fixtures (the "Fixtures") attached or appurtenant to the Real Property;

(iii)    All furnishings, equipment, tools, machinery, fixtures, appliances and all other tangible personal property located on or about the Real Property or the CPM Facilities which is owned by Sellers (collectively, the "Personal Property");

(iv)    All of the permits, licenses, approvals, entitlements and other governmental and quasi-governmental authorizations including, without limitation, certificates of occupancy and other similar permits relating to all or any part of the Real Property or the CPM Facilities and all amendments, modifications, supplements, general conditions and addenda thereto, required in connection with the use, operation or maintenance of the CPM Facilities (the "Permits and Approvals"). As used herein, "quasi-governmental" shall include the providers of all utility services to the Real Property;

(v)    All original reports, drawings, plans, blueprints, studies, specifications, certificates of occupancy, building permits and grading permits relating to all or any part of the Real Property or the CPM Facilities and all amendments, modifications, supplements, general conditions and addenda thereto (the "Reports and Studies");

(vi)    All warranties, representations and guaranties with respect to the Real Property and the CPM Facilities, whether express or implied, which Seller now holds or under which Seller is the beneficiary (the "Warranties");

(vii)    All of Seller’s legal and equitable claims, causes of action, and rights against the architects, engineers, designers, contrac-tors, subcontractors, suppliers and mate-rialmen and any other party who has supplied labor, services, materials or equipment, directly or indirectly, in connection with the design, planning, construc-tion, manufacturing or operation of all or any part of the Real Property and the CPM Facilities (the "Claims");

Exhibit 10.83.4

(viii)    All inventories of every kind and nature whatsoever (specifically including, but not limited to, all pharmacy supplies, medical supplies, office supplies, other supplies and foodstuffs) owned by Sellers as of the date of this Agreement or hereafter acquired, and relating to the CPM Facilities, except inventory sold or consumed in the ordinary course of business from and after the date of this Agreement (the "Inventory");

(ix)    All rights to the telephone and facsimile numbers of the CPM Facilities and their sequential numbers, lien waivers, surety agreements, bonds, warranties, guaranties, utility use agreements, covenants, commitments, permits, certificates, approvals, and other intangible personal property of every kind and nature whatsoever owned by Sellers as of the date of this Agreement or hereafter acquired, which can be legally transferred and which relate directly to the CPM Facilities, other than cash (on hand or in banks) and accounts, notes, interest, and other receivables arising from the operation of the CPM Facilities, other than the Grand Terrace Facility (as defined below), prior to the Closing Date (the "Intangible Property"); provided, however, Seller acknowledges and agrees that the cash (on hand or in banks) and accounts, notes, interest, and other receivables arising from the operation of the Grand Terrace Facility prior to the Closing Date are and shall remain the property of Purchaser.

(x)    All manuals, policies, procedures, handbooks, marketing materials, books and records related to the ownership and operation of the CPM Facilities other than the financial records of Seller and XL (as hereinafter defined) which relate to the period prior to the Closing Date and any proprietary materials of XL containing the XL name or logo, but including all files for the persons employed at the CPM Facilities on the Closing Date and for the persons residing at the CPM Facilities on the Closing Date (the "Books and Records").

(xi)    The vehicle(s) which Seller has agreed to convey to Purchaser as part of the Purchase Price which are described in Exhibit D hereto (the "Vehicles").

(xii)    The names of the CPM Facilities and all related logos (the "CPM Facility Names").
(b)    On the terms and conditions set forth herein, Assignor shall sell, transfer, convey and assign to Purchaser and Purchaser shall take and assume from Assignor, all of Assignor’s right, title and interest in and to the obligations under the Master Agreement.

(c)    Hereinafter the assets described in Section 1(a) will be collectively referred to as the "CPM Assets" and the CPM Assets and the AL Facilities will be collectively referred to as the "Assets." Except as specifically provided in this Agreement or in the AL Master Agreement, Purchaser does not hereby or in connection herewith assume any liability of Sellers or the Owners or any other party whatsoever in relation to the Assets.

Exhibit 10.83.4

2.    Purchase Price.

The total purchase price payable by Purchaser for the Assets shall be the sum of (i) the Purchase Price due under the AL Master Agreement (the "AL Purchase Price") and (ii) Forty Four Million Eight Hundred Forty Thousand and no/100 Dollars (44,840,000) (the "CPM Purchase Price" and together with the AL Purchase Price, the "Purchase Price") and shall be payable as follows:

(a)    Existing Financing. At the Closing(s) related to the Wilburn Gardens and Hunters Glen Facilities (the "Encumbered Facilities"), Purchaser shall assume or shall cause HC REIT to assume all of Sellers’ rights and obligations under the existing financing which is secured by the applicable Encumbered Facility(ies) (the "Existing Financing") and the documents executed by the applicable Seller(s) in connection therewith or as security therefor (the "Loan Documents"), true and correct copies of which have been provided by the applicable Sellers to Purchaser prior to the execution of this Agreement.

At each Closing with respect to the Facilities secured by the Existing Financing, Purchaser shall pay to the applicable Seller by wire transfer of immediately available funds an amount equal to the tax reserves and capital expenditure reserves held by the applicable lender under the applicable Loan Documents (the "Reserves"), it being understood and agreed that Purchaser and not HC REIT shall be responsible for the reimbursement to the applicable Seller of the Reserves.

Purchaser and Sellers acknowledge and agree that at each Closing with respect to the Facilities secured by the Existing Financing, the outstanding balance of the Existing Financing and Reserves as of the applicable Closing Date shall be reflected on the Closing Statements prepared by the Title Company (as defined below) and shall be deemed approved by Purchaser and the applicable Sellers once the Closing Statements have been signed by each of the applicable Sellers and Purchaser or HC REIT, as appropriate.

    (b)    Cash at Closing. Purchaser shall pay or shall cause HC REIT to pay to Sellers or Purchaser and Assignor shall pay or cause HC REIT to pay to the Owners, as applicable, at Closing by wire transfer of immediately available funds the portion of the Purchase Price (plus or minus any costs and prorations for which Sellers and/or Purchaser are responsible under the terms hereof and as the same may be adjusted to reflect an adjustment to the Purchase Price in accordance with the terms hereof) which relates to the Facilities being purchased and sold at each Closing it being understood and agreed that the maximum amount due from HC REIT at Closing is One Hundred Seventy Million Seven Hundred Fifty Thousand and no/100 Dollars ($170,750,000) (the "HC REIT Funding Obligations"), which is to be used by Purchaser to pay the CPM Purchase Price, the AL Purchase Price and any and all closing costs for which Purchaser is responsible hereunder and under the AL Master Agreement and accordingly to the extent any amounts due from Purchaser hereunder or under the AL Master Agreement, other than the CPM Purchase Price and the closing costs related to the acquisition of the CPM Facilities (the latter of which shall be shared by the parties in accordance with the provisions of Section 5(a) hereof), exceeds the HC REIT Funding Obligation, such excess shall be funded by Assignor

Exhibit 10.83.4

and Purchaser on a 50-50 basis.

(c)    Allocation by Facility. The CPM Purchase Price shall be allocated among the CPM Facilities as follows:

Facility Name	Location	Purchase Price
The Terrace	Grand Terrace, CA	$3,300,000
Hunter’s Glen	Missoula, MT	$8,040,000
Woodmark at Summit Ridge	Reno, NV	$12,500,000
Wilburn Gardens	Fredricksburg, VA	$21,000,000

3.     Closing.

(a)	The Closing Date.

(i)    Provided all of the conditions to closing set forth in this Agreement have been satisfied or waived, the closing (the "Closing") of the Transaction shall take place on September 30, 2004 (the "Initial Closing Date"); provided, however, in the event the conditions to Closing have not been satisfied or waived as of the Initial Closing Date as to any or all of the Facilities, Purchaser shall be required to close the Transaction with respect to those Facilities, as to which the conditions to closing have been satisfied or waived and the Closing with respect to the remaining Facilities shall be deferred but Sellers and Purchaser will diligently proceed to Closing on the remaining Facilities effective as of the end of the month in which the outstanding conditions to Closing have been satisfied or waived. In furtherance and not in limitation of the foregoing, Sellers and Purchaser acknowledge and agree that it is the intent of the parties that Sellers shall be required to sell, and Purchaser shall be required to purchase or to cause HC REIT to purchase all and not less than all of the Facilities assuming the conditions to Closing are satisfied or waived within the periods set forth in this Agreement as to all of the Facilities.

(ii)    Notwithstanding the foregoing, if the conditions to Closing, have not been satisfied or waived by December 31, 2004 (the "Outside Closing Date"), either party shall have the right to exercise the termination rights set forth in Paragraph 15 with respect to the affected Facility or Facilities.

(iii)    Any and all references herein to the "Closing" shall mean the Closing with respect to the Facilities at the point in time being referred to which are being conveyed by the applicable Sellers or Owners, it being understood and agreed that the parties contemplate that there will be more than one Closing occurring under this Purchase Agreement and that, with respect to each of the Facilities, the "Closing Date" shall mean the date on which the Closing occurs with respect to each such Facility.

Exhibit 10.83.4

(b)    The Closing Process. Closing shall occur through escrow and accordingly, at or prior to the Closing Date, Purchaser and Sellers shall deposit in escrow with Land America (the "Title Company") all documents and monies necessary to close this Transaction as herein provided. Time is of the essence of this Agreement. Closing shall occur in accordance with the procedures and instructions given by Sellers and Purchaser to the Title Company prior to Closing.

4.     Conveyances/Deliveries at Closing.

(a)    Sellers’ Closing Deliveries. At the Closing with respect to each of the CPM Facilities, each of the Sellers shall deliver the following documents to the Title Company for recording and/or delivery to Purchaser or HC REIT, as applicable:

(i)    A Warranty or Grant Deed with respect to the Real Property and CPM Facility owned by it (collectively the "Deeds"), which Deeds shall be in form and substance acceptable to Sellers and Purchaser;

(ii)    A Bill of Sale in favor of HC REIT with respect to the Sellers’ Assets described in Sections 1(a)(ii) through (vii) and (ix) (the "HC REIT Bill of Sale") and a Bill of Sale in favor of Purchaser or ESC with respect to the Sellers’ Assets described in Sections 1(a)(viii) and (x) through (xii) and with respect to the Assumed Operating Contracts in effect at such Facility (the "Emeritus Bill of Sale" and together with the HC REIT Bill of Sale, the "Bills of Sale") and which, in each case, are located at the Real Property and CPM Facility owned by such Seller, which shall be in the form and substance acceptable to Seller, HC REIT and Purchaser or ESC, as applicable;

(iii)    An affidavit executed by each of the Sellers under penalty of perjury, stating such Seller’s United States taxpayer identification number and that such Seller is not a foreign person, in accordance with the Internal Revenue Code, Section 1445(b)(2);

(iv)    With respect to the CPM Facilities located in Reno, Nevada and Fredericksburg, Virginia (the "Emeritus Managed CPM Facilities") either (A) a Termination of the Management Agreement with respect to the Facility owned by such Seller, if Purchaser is licensed as of the Closing Date to operate such Facility (the "Management Termination Agreements"), which Management Termination Agreements shall be in form and substance acceptable to the applicable Sellers and Purchaser or (B) (i) an Amendment of the Management Agreement or an Amended and Restated Management Agreement, as applicable, with respect to the Facility owned by such Seller, if Purchaser is not licensed as of the Closing Date to operate such Facility (the "Management Agreement Amendments"), which Management Agreement Amendments shall be in form and substance acceptable to the applicable Sellers and Purchaser and (ii) an Interim Sublease (as defined below);

(v)    With respect to the CPM Facility located in Grand Terrace, California (the "Grand Terrace Facility"), a Lease Termination Agreement with respect to the Grand Terrace Lease (as that

Exhibit 10.83.4

term is defined in Exhibit C), in form and substance acceptable to the applicable Seller and Purchaser (the "Grand Terrace LTA"), it being understood and agreed, however, that, at closing, (A) the Grand Terrace Sublease (as that term is defined in Exhibit C) shall also be terminated pursuant to a Lease Termination Agreement, (B) the applicable Owner and Purchaser shall enter into a new Interim Sublease, and (C) the Master Management Agreement (as that term is defined on Exhibit C) shall be amended pursuant to a Sixth Amendment, each in form and substance acceptable to the applicable Owners and Purchaser;

(vi)    With respect to the Hunters Glen Facility, an Interim Sublease and a Management Agreement in form and substance acceptable to the applicable Seller and Purchaser (the "Interim Hunters Glen Management Agreement"), but only in the event Purchaser is not licensed to operate the Hunters Glen Facility as of the Closing Date;

(vii)    An Owner’s Affidavit duly executed by each of the Sellers in such form and content as may be reasonably required by the Title Company;

(viii)    A Gap Indemnity duly executed by each of the Sellers in such form and content as may be reasonably required by the Title Company;

(ix)    Such other affidavits and indemnities and other documents as may be customarily and reasonably required for the issuance of the Title Policies in accordance with the terms of the Agreement, including but not limited to, no change affidavits with respect to the ALTA surveys delivered to, and not required to be updated by, the Title Company or HC REIT (the "Existing Surveys");

(x)    Documentation, reasonably acceptable to Purchaser and the Title Company, confirming the authority of such Seller to execute and deliver this Agreement and all of the documents described in this Paragraph 4 and to consummate the Transaction;

(xi)    A Termination Agreement with the Management Agreement with XL Management Company, LLC ("XL") with respect to the Hunters Glen Facility;

(xii)    A closing statement with respect to each of the CPM Facilities; and

(xiii)    Any documents to which the applicable Seller may be a party in connection with the assumption of the Existing Financing.
(b)    Purchaser’s Deliveries. At the Closing with respect to the CPM Facilities, Purchaser shall deliver or cause to be delivered to the Title Company for recording and/or delivery to Sellers:

(i)    The cash due at Closing to Sellers with respect to the CPM Facilities pursuant to Paragraphs 2(a)(ii);

Exhibit 10.83.4

(ii)    The Management Agreement Amendments, the New Management Agreement (as hereinafter defined) or Management Termination Agreements, as applicable;

(iii)	The Interim Subleases, if and to the extent applicable;

(iv)    The Emeritus Bills of Sale [these are set up for Sellers’ signatures only];

(v)    Documents evidencing the assumption of the Existing Financing by Purchaser or HC REIT;

(vi)    Documentation, reasonably acceptable to Sellers and the Title Company, confirming the authority of Purchaser to execute and deliver this Agreement and all of the documents described in this Paragraph 4 and to consummate the Transaction;

(vii)    Such supporting affidavits from Purchaser, in its capacity as the lessee or manager of the CPM Facilities, other than the Hunters Glen Facility, as Sellers may reasonably request with respect to the matters covered by the Owner’s Affidavits and no change affidavits being delivered by Sellers pursuant to Sections 4(a)(vi) and (viii), respectively; and

(viii)    A closing statement with respect to each of the CPM Facilities.

(c)    The AL Facilities Deliveries. Purchaser acknowledges and agrees that the documents and other actions and deliveries required to be delivered or taken at Closing by the Owners and Purchaser/HC REIT with respect to the AL Facilities shall be governed by the AL Master Agreement.
5.     Closing Costs and Prorations.

(a)    Costs and Expenses. Costs and expenses associated with the sale of the AL Facilities shall be governed by the terms of the AL Master Agreement. Costs and expenses associated with the sale of the CPM Assets to Purchaser or HC REIT shall be allocated between the parties as follows:

(i)    Any state, county, or local transfer, sales, excise or use tax due and payable by virtue of the transfer to Purchaser or HC REIT of the Real Property and CPM Facilities, the cost of the Owner’s Title Policies (as defined below) including any endorsements required to resolve any objections to title set forth in the Title and Survey Objection Letters (as defined below) which Sellers agree to cure in accordance with the terms of this Agreement, the cost of the Surveys (as defined below), escrow fees and recording fees shall be allocated between Sellers and Purchaser in the manner set forth in Exhibit E;

(ii)    Purchaser and Sellers shall each pay their own attorney's fees;

Exhibit 10.83.4

(iii)    Purchaser will bear all costs associated with its Due Diligence Review (as defined below);

(iv)    In the event Sellers elect to cure any objections Purchaser makes to the items described in the Title Commitments, then Sellers shall pay the cost of obtaining and recording any releases necessary to deliver title to the CPM Assets in accordance with the terms of this Agreement; and

(v)    Purchaser shall pay or shall cause HC REIT to pay any costs and fees associated with the assumption of the Existing Financing.

(b)    Prorations and Adjustments.

(i)    Revenues (including but not limited to rent due from the residents of the Facilities) and expenses (including but not limited to real and personal property taxes or payroll and employee benefits) related to the ownership or operation of the CPM Facilities, other than the Grand Terrace Facility, shall be prorated as of the Closing Date with Purchaser entitled to such revenues and responsible for such expenses for the period from and after the Closing Date and with Seller entitled to such revenues and responsible for such expenses for the period prior to the Closing Date.

(ii)    In furtherance and not in limitation of the foregoing, the applicable Seller shall, or in the case of the Hunters Glen Facility shall cause XL within thirty (30) days after the Closing Date to, arrange for a final statement with respect to all utilities serving the CPM Facilities (other than the Grand Terrace Facility) as of the Closing Date and, within sixty (60) days after the Closing Date or earlier if required to avoid the imposition of any liens against such CPM Facilities, shall pay all fees identified thereon and Purchaser shall arrange for all such utilities to be billed in its name from and after the Closing Date and shall pay all fees due therefor as of the Closing Date.

(iii)    Purchaser shall pay to Sellers at Closing an amount equal to the outstanding utilities deposits paid by Sellers to utility providers with respect to the CPM Facilities, other than Grand Terrace Facility, as set forth more fully in Exhibit F hereto.

(iv)    In the event Purchaser receives a credit against its license application fees for any amounts paid by Sellers or the Owners for the period covered by Purchaser’s license, Purchaser shall remit to Sellers or the Owners, as applicable, at Closing an amount equal to such credit.

(v)    All amounts due and owing between each of the Sellers, on the one hand, and the Purchaser, on the other hand, under the Management Agreements related to the Emeritus Managed CPM Facilities including, but not limited to, management fees due to Purchaser, the reimbursement by the applicable Seller of any expenses advanced by Purchaser on behalf of such Seller during the course of the management of the CPM Facility owned by such Seller, the reimbursement by Purchaser of any expenses paid by the applicable Seller that relate to the period after Closing and any amounts owing from Sellers under the Emeritus Pooled Liability and Workers

Exhibit 10.83.4

Compensation/Occupational Injury Insurance Programs (the "Programs") with respect to the participation of the Emeritus Managed CPM Facilities in the Programs (but specifically excluding the Termination Security Payment or amounts due with respect to tail insurance, which amounts Purchaser has agreed to waive in its capacity as the administrator of the Programs) shall be reconciled on a facility by facility basis and a final payment shall be due from Purchaser to the applicable Seller or from the applicable Seller to Purchaser, as applicable, within sixty (60) days after the Closing which includes such Managed CPM Facility.

6.    Possession

On the Closing Date, Sellers shall deliver to Purchaser and/or HC REIT possession of the CPM Facilities, subject only to rights of residents of the CPM Facilities and the rights of Sellers under the Interim Subleases, if applicable, free and clear of all liens, claims and charges other than the Permitted Exceptions (as defined below). Purchaser’s and HC REIT’s rights to possession of the AL Facilities at Closing shall be governed by the AL Master Agreement.

7.     Representations and Warranties of Seller

Each of the Sellers does hereby warrant and represent to Purchaser on behalf of itself and not on behalf of any other Seller that:

(a)    Authority. Such Seller has full power and authority to execute and deliver this Agreement and all related documents, and to carry out the portion of the Transaction contemplated herein with respect to the Real Property and the CPM Facilities. This Agreement is valid, binding and enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by creditors’ rights laws or general principles of equity. The execution of this Agreement and the consummation of the portion of the Transaction contemplated herein with respect to the Real Property and the CPM Facilities do not result in a breach of the terms and conditions of nor constitute a default under or violation of such Seller’s corporate formation documents or of any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which such Seller is now a party or by which such Seller or any of the assets of such Seller may be bound or affected.

(b)    Necessary Action. Such Seller will make all reasonable efforts, with all due diligence, to take all action and obtain all consents prior to the Closing Date necessary for it to lawfully enter into and carry out the terms of this Agreement, including, but not limited to, providing or, in the case of the Grand Terrace Facility, causing to be provided, any notice of the sale of the CPM Facility owned by it to the residents of the CPM Facility or any governmental agency or authority, required to be provided by such Seller or, in the case of the Grand Terrace Facility, by its predecessor in interest, in its capacity as the licensed operator of the CPM Facility owned by it to the extent such notice from Seller or, in the case of the Grand Terrace Facility, its predecessor in interest may be required by law.

(c)    Litigation. Except as otherwise described in Exhibit G attached hereto, there are no

Exhibit 10.83.4

claims, actions, suits, investigations or proceedings pending or, to the knowledge of such Seller, threatened by or before any court, administrative agency or other governmental authority or any arbitrator against or relating to such Seller or with respect to its ownership or the operation of the CPM Facility owned by it. The portion of the Transaction contemplated herein to which such Seller is a party has not been challenged by any governmental agency or any other person, nor does such Seller know or have reasonable grounds to know, of any basis for any such actions, suits or proceedings.

(d)    Status of Seller. Such Seller is duly formed, organized, validly existing and in good standing under the laws of the State of its formation as set forth in the introductory paragraph of this Agreement and is in good standing under the laws of the State in which the CPM Facility owned by it is located if other than the state of its formation.

(e)    The CPM Facilities. The CPM Facility owned by such Seller is an assisted living/independent living facility known as and located at the addresses set forth on Exhibit B.

(f)    Hazardous Materials. During the time in which such Seller has owned the Real Property and the CPM Facility owned by it, such Seller has not used, generated, transported, treated, constructed, deposited, stored, disposed, placed or located at, on, under or from such Real Property or Facility any flammable explosives, radioactive materials, hazardous or toxic substances, materials or wastes, pollutants or contaminants defined, listed or regulated by any local, state or federal environmental laws.

(g)    Condemnation. There is presently no pending or, to the best of such Seller’s knowledge, contemplated or threatened, condemnation of the CPM Facility owned by such Seller or any part thereof.

(h)    Disclosure. Such Seller has not failed to disclose to Purchaser any material and adverse fact or condition regarding this Agreement, the CPM Assets which are owned by it or the portion of the Transaction to which such Seller is a party and no representation or warranty by such Seller contained in this Agreement and no statement contained in any certificate, list, exhibit, or other instrument furnished or to be furnished by such Seller to Purchaser pursuant hereto, or in connection with the Transaction, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts which are necessary in order to make the statements contained herein or therein not misleading. All information to be disclosed by such Seller hereunder shall be true and correct in all material respects, will not contain any misstatement of any material fact, and shall not omit to state any material fact necessary to make such information not misleading.

(i)    Hunters Glen. In addition to the foregoing, Seller, MM Assisted, LLC ("MMA") makes the following representations with respect to the Hunters Glen Facility:

(i)    MMA has no notice or knowledge that the Hunters Glen Facility and its operation and use are not in compliance with all applicable municipal, county, state and federal laws, regulations, statutes, ordinances, standards and orders and all administrative rulings and with all

Exhibit 10.83.4

municipal, health, building, land use and zoning laws and regulations where the failure to comply therewith could have a material adverse effect on the business, property, condition (financial or otherwise) or operation of such Facility;

(ii)    MMA has no notice or knowledge that there are any outstanding deficiencies or work orders of any authority having jurisdiction over the Hunters Glen Facility requiring conformity to any applicable statute, regulation, ordinance or by-law;

(iii)    MMA has no notice or knowledge of any claims, requirement or demand of any licensing or certifying agency supervising or having authority over the Hunters Glen Facility or otherwise to rework or redesign it or to provide additional furniture, fixtures, equipment or inventory so as to conform to or comply with any exiting law, code or standard which has not been fully satisfied prior to the date hereof or which will not be satisfied prior to the Closing;

(iv)    MMA has not received any notice from any governmental body claiming a violation of any building, zoning, environmental or other laws or ordinances;

(v)    The Hunters Glen Facility is duly licensed in the name of MMA under Montana law as a 101 unit assisted living facility and such license is in full force and effect as of the date hereof and there is no action pending or, to the knowledge of MMA, threatened to revoke, rescind or terminate the license for the Hunters Glen Facility. A true and correct copy of the license for the Hunters Glen Facility has been provided to Purchaser prior to the Execution Date.

(vi)    A true and correct list of all operating contracts and equipment leases to which MMA or, to the best of its knowledge, XL is a party in connection with its ownership and/or XL’s operation of the Hunters Glen Facility (collectively, the "Operating Contracts") will be provided to Purchaser within five (5) days after the Execution Date and true and correct copies of the Operating Contracts will be provided to provided to Purchaser within ten (10) days after the Execution Date. Each of the Operating Contracts to which MMA is a party and, to the best knowledge of MMA, each of the Operating Contracts to which XL is a party, is in full force and effect and none of the Operating Contracts to which MMA is a party, and to the best knowledge of MMA, none of the Operating Contracts to which XL is a party, has been modified or amended. MMA has no notice or knowledge that it, XL or the Hunters Glen Facility is in default of any obligations under the Operating Contracts nor is MMA aware of any default or any action which, with the passage or time or the giving of notice or both would constitute a default, under the Operating Contracts by any other party thereto.

(vii)    MMA has no notice or knowledge that any of the employees of the Hunters Glen Facility are members of a labor union or subject to any collective bargaining agreement nor, to the best of MMA’s knowledge, are any such employees engaged in any union organizing activities. MMA is not a party, nor to the best of its knowledge is XL a party, to any labor dispute or grievances with any of the employees of the Hunters Glen Facility.

(viii)    MMA has provided Purchaser with a true and correct copy of the Certificate of Occupancy for the Hunters Glen Facility.

Exhibit 10.83.4

(j)    Assignor. Assignor makes the following representations and warranties with respect to himself and the AL Master Agreement:

(i)    Assignor has full power and authority to execute and deliver this Agreement and all related documents, and to carry out the portion of the Transaction contemplated herein with respect to the AL Facilities. Assignor has no reason to believe that this Agreement is not valid, binding and enforceable against Assignor in accordance with its terms, except as such enforceability may be limited by creditors’ rights laws or general principles of equity. Assignor has no reason to believe that the execution of this Agreement and the consummation of the portion of the Transaction contemplated herein with respect to the AL Facilities result in a breach of the terms and conditions of nor constitute a default under or violation of any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Assignor is now a party or by which Assignor or any of the assets of Assignor may be bound or affected.

(ii)    There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Assignor, threatened by or before any court, administrative agency or other governmental authority or any arbitrator against or relating to Assignor.

(iii)    Assignor is a married man residing in the State of Washington but has authority to enter into this Agreement and carry out the portion of the Transaction to which Assignor is a party hereunder Assignor having obtained any consent from his spouse which he may be required to obtain under Washington’s community property laws.
For purposes of the representations and warranties of the Sellers and Assignor set forth in this Section 7 (other than those set forth in Section 7(i) as to which this limitation shall not apply), (A) no Seller nor Assignor will be deemed to have "knowledge" of any information which is known to Purchaser, in its capacity as the manager or lessee of an of the Facilities, if such information has not been reported or delivered to the applicable Seller or Assignor by Purchaser and (B) no Seller or Assignor shall be in breach of its representations and warranties set forth in this Section 7 if Purchaser, in its capacity as the manager or lessee of a Facility, has actual knowledge that a representation or warranty of the applicable Seller or Assignor is not true but nonetheless elects to proceed with Closing the Transaction with respect to the Facility owned by such Seller in the case of the CPM Facilities or with respect to the affected AL Facility.

8.     Representations and Warranties of Purchaser.

Purchaser hereby warrants and represents to Sellers and Assignor that:

(a)    Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is, or prior to Closing will be, duly qualified to do business as a foreign corporation and in good standing in each of the states in which the Facilities are located.

Exhibit 10.83.4

(b)    Authority. Purchaser has full power and authority to execute and to deliver this Agreement and all related documents and to carry out the Transaction contemplated herein and the same do not result in a breach of the terms and conditions of nor constitute a default under or violation of any law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound or affected. This Agreement is valid, binding and enforceable as against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable creditors’ rights, laws or principles of equity.
(c)    Litigation. There is no litigation, investigation or other proceeding pending or threatened against or relating to Purchaser, its properties or business which is material to this Agreement, or which would prevent Purchaser from performing its obligations hereunder.

(d)    Necessary Action. Purchaser will make all reasonable efforts, with all due diligence, to take all action and obtain all consents prior to Closing necessary for it to lawfully enter into and carry out the terms of this Agreement.

9.     Brokers

Each of the Sellers, Assignor and Purchaser represents, covenants, and warrants to the other that each has employed no broker or finder in connection with the Transaction contemplated herein. Each Seller and Assignor, solely on behalf of itself/himself and not on behalf of any other party, agrees to indemnify and hold Purchaser harmless from and against all liability, claims, demands, damages or costs of any kind, including attorneys' fees, arising from or connected with any broker’s commission or finder's fee or commission or charge claimed to be due any person arising from such Seller’s or Assignor’s, as applicable, conduct with respect to this Transaction. Purchaser agrees to indemnify and hold each Seller and Assignor harmless from and against all liability, claims, demands, damages or costs of any kind, including attorneys’ fees, arising from or connected with any broker's commission or finder’s fee or commission or charge claimed to be due any person arising from Purchaser’s conduct with respect to this Transaction.

10.    Sellers’ and Assignor’s Covenants

(a)     Sellers’ Pre-Closing. Between the date hereof and the Closing Date, except as contemplated by this Agreement or with the consent of Purchaser, each of the Sellers does hereby covenant as follows on behalf of itself and not on behalf of the other Sellers:

(i)    Such Seller will not enter into any contract, commitment or agreement affecting the CPM Assets owned by such Seller except in the ordinary course of business and such Seller will advise Purchaser of any contracts or commitments which it enters, whether in the ordinary course of business or otherwise;

Exhibit 10.83.4

(ii)    Such Seller will provide Purchaser and HC REIT and their agents and employees with access to the CPM Facility owned by it and to the books and records of such Facility for the purpose of enabling Purchaser to conduct its Due Diligence Review; provided, however, that such access and inspection shall be with at least 24 hours prior notice and during normal business hours at such time and in such manner as the parties shall reasonably agree upon;

(iii)    Such Seller will not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the Transaction contemplated by this Agreement;

(iv)    Such Seller will maintain the CPM Assets owned by it in substantially the same condition as they are in as of the Execution Date, ordinary wear and tear excepted;

(v)    Such Seller will promptly notify Purchaser of any changes affecting the validity or accuracy of its representations and warranties of which it becomes aware prior to the Closing Date;

(vi)    To the extent such Seller is an owner of an Emeritus Managed CPM Facility or the Hunters Glen Facility, such Seller shall negotiate in good faith with Purchaser the terms of one or more Subleases (the "Interim Subleases") under which the applicable Sellers will sublease from Purchaser any of the Emeritus Managed CPM Facilities or the Hunters Glen Facility which, as of the Closing Date are not licensed in the name of Purchaser until such time as a license for such CPM Facility or Facilities is issued in the name of Purchaser (the "Licensure Date"), subject to Purchaser’s right to continue to operate or, in the case of the Hunters Glen Facility to begin to operate the affected CPM Facility or Facilities under the applicable Management Agreement, as amended by the applicable Management Agreement Amendment or, in the case of the Hunters Glen Facility, under the Interim Hunters Glen Management Agreement.

(vii)    Such Seller shall negotiate in good faith with Purchaser with respect to the terms of the Grand Terrace LTA, the Management Termination Agreements, the Management Amendment Agreements and, if applicable, the Interim Hunters Glen Management Agreement.

(viii)    In the case of the owners of the CPM Facilities secured by the Existing Financing, such Seller shall, upon request, cooperate in HC REIT’s efforts to secure the consents needed to assume the Existing Financing, it being understood and agreed that such Seller’s obligations with respect thereto shall be limited to the cooperation obligation described herein and that such Seller has not assumed, in any manner, responsibility for securing the consent of the lender to the assumption of the Existing Financing.

(b)    MMA’s Pre-Closing Covenants. In addition to the covenants set forth in Section 10(a), MMA covenants that between the Execution Date and the Closing Date it will do the following:

(i)    Maintain in force the existing hazard and liability insurance policies, or comparable

Exhibit 10.83.4

coverage, for the CPM Assets owned by it;

(ii)    Cause XL to maintain and operate the Hunters Glen Facility in the ordinary course and in compliance with the terms of the Hunters Glen Management Agreement; and

(iii)    Make available to Purchaser the regular, internally prepared and un-audited monthly financial statements, including the income statement and balance sheet, regarding the Hunters Glen Facility as and when they customarily become available to MMA.

(c)    Assignor’s Pre-Closing Covenants. Assignor covenants that between the Execution Date and the Closing Date, the AL Master Agreement will not be amended, modified or terminated, in whole or in part, without the prior written consent of Purchaser which consent may be withheld in its sole discretion and that Assignor will take such action as may be reasonably necessary to enforce the obligations of the Owners thereunder.

(d)    Sellers’ Closing Covenants. At the Closing, each of the Sellers agrees that it will:

(i)    Execute and deliver such endorsements, assignments and other instruments of transfer and conveyance as shall be reasonable or necessary to transfer and assign the CPM Assets to Purchaser and/or HC REIT as herein provided, conveying title to the Real Property and the CPM Facilities subject only to the Permitted Exceptions (as hereinafter defined) and conveying title to the remainder of the CPM Assets free and clear of all liens and encumbrances;

(ii)    Deliver to Purchaser and HC REIT a certificate dated as of the date of Closing certifying in such detail as Purchaser and HC REIT may reasonably specify that such Seller’s representations and warranties contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the Transaction contemplated herein are true at and as of the date of Closing as though such representations and warranties were then again made and that such Seller shall have performed its obligations under this Agreement that are to be performed prior to or at Closing;

(iii)    Pay for any of the costs and expenses identified in Paragraph 5 for which it is responsible;

(iv)    Deliver the documents described in Section 4(a) to which such Seller is a party.

(e)    Assignor’s Closing Covenants. At the Closing, Assignor agrees that he will, upon request from Purchaser or HC REIT, use good faith efforts to cause the Owners to take the action and deliver the documents contemplated by the terms of the AL Master Agreement to be taken or delivered by them at Closing.

(f)    Post-Closing. After the Closing,

(i)    Each of the Sellers agrees that it will take such actions and properly execute and

Exhibit 10.83.4

deliver to Purchaser and/or HC REIT, as applicable, such further instruments of assignment, conveyance and transfer as, in the reasonable opinion of counsel for Purchaser or HC REIT, as applicable, may be necessary to assure, complete and evidence the full and effective transfer and conveyance of CPM Assets and the continued licensing of the CPM Facilities.

(ii)    Upon request from Purchaser or HC REIT, take such action as may be reasonably necessary to cause the Owners to take such actions and properly execute and deliver to Purchaser and/or HC REIT, as applicable, such further instruments of assignment, conveyance and transfer as, in the reasonable opinion of counsel for Purchaser or HC REIT, as applicable, may be necessary to assure, complete and evidence the full and effective transfer and conveyance of AL Facilities and the continued licensing of the AL Facilities, it being understood and agreed that pursuant to the terms of a separate agreement between the members of the Owners and Assignor it is anticipated that Assignor will have ownership and/or control of the Owners from and after the Closing Date.
11.    Purchaser’s Covenants

(a)    Pre-Closing. Between the date hereof and the Closing, except as contemplated by this Agreement or with the consent of Sellers’, Purchaser agrees that:

(i)    Purchaser will not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the Transaction contemplated by this Agreement;

(ii)    Purchaser will make all reasonable efforts, with all due diligence, to obtain all consents, approvals and licenses necessary to permit the consummation of the Transaction contemplated by this Agreement and/or necessary to permit Purchaser to own and operate the CPM Facilities as of the Closing Date; provided, however, Purchaser shall not be deemed to be in breach of its obligations under this Section 11(a)(ii) in the event it is not licensed by Closing to operate any or all of the CPM Facilities;

(iii)    Purchaser will proceed with all due diligence and at its sole cost and expense to conduct such investigations with respect to Assets as it deems to be reasonably necessary in connection with its purchase thereof, including, but not limited to, zoning investigations, soil studies, environmental assessments, seismic assessments, wetlands reports, appraisals, investigations of Sellers’, the Owners’ and the Facilities’ books and records and operations, dry rot and termite inspections and structural inspections, provided no investigations will be physically intrusive on the Real Property or the Facilities unless Sellers or the Owners consent thereto, which consents shall not, in the case of the Sellers, be unreasonably withheld and which consents shall, in the case of the Owners, be governed by the AL Master Agreement (the "Due Diligence Review"); provided, however, that Purchaser shall maintain the confidentiality of any documents or information obtained by it from Sellers or Owners during the course of its Due Diligence Review and shall return the same to Sellers or Owners, as applicable, in the event the Transaction provided for herein fails to close for any reason whatsoever. Furthermore, Purchaser shall indemnify, defend and hold Sellers, Assignor and the Assets harmless of and from any and all losses, liabilities, costs, expenses (including without

Exhibit 10.83.4

limitation, reasonable attorney's fees and costs of court at trial and on appeal), damages, liens, claims (including, without limitation mechanics' or materialmans’ liens or claims of liens), actions and causes of action arising from or relating to Purchaser (or Purchaser’s agents, employees, or representatives) entering on the Real Property and/or the Facilities to test, study, investigate or inspect the same or any part thereof, whether pursuant to this paragraph or otherwise or from a breach by Purchaser of its confidentiality obligations hereunder. The foregoing indemnity shall expressly survive the Closing or the earlier termination of this Agreement;

(iv)    Prior to the Closing with respect to the Hunters Glen Facility, Purchaser will advise MMA in writing which, if any of the Operating Contracts it elects to assume as of the Closing Date (the "Assumed Operating Contracts");

(v)    Purchaser will negotiate in good faith with Sellers with respect to the terms of the Management Termination Agreements, the Management Amendment Agreements, the Grand Terrace LTA, the Interim Hunters Glen Management Agreement, if applicable, and the Interim Subleases; and

(vi)    Purchaser will continue to manage the Emeritus Managed CPM Facilities and will continue to lease and operate the Grand Terrace Facility in accordance with the terms of the Lease and Management Agreements.

(b)    Closing. At the Closing, Purchaser agrees that it will:

(i)    Cause HC REIT to pay the cash due under Sections 2(a)(ii);

(ii)    Deliver to Sellers a Certificate dated as of the date of Closing certifying in such detail as Sellers may reasonably specify the fulfillment of the conditions set forth in Paragraph 13(b)(i);

(iii)    Pay for any of the costs and expenses specified in Paragraph 5 for which it is responsible;

(iv)    Deliver or caused to be delivered the documents described in Section 4(b).

(v)    Deliver such documents or take such actions as it may be required to deliver or take under the terms of the AL Master Agreement.

(c)    Post-Closing. After the Closing, Purchaser agrees that it will take such actions and properly execute and deliver such further instruments as Sellers or Assignor may reasonably request to assure, complete and evidence the Transaction provided for in this Agreement.

12.    Mutual Covenants

Following the execution of this Agreement, Purchaser, Sellers and Assignor agree:

Exhibit 10.83.4

(a)    If any event should occur, either within or without the knowledge or control of Purchaser, Assignor or Sellers which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the Transaction contemplated by this Agreement, to use its, his or their reasonable efforts to cure the same as expeditiously as possible.

(b)    To cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party or to accomplish the Transaction contemplated by this Agreement.

(c)    To effect in a timely fashion all pro-rations contemplated in this Agreement.

13.    Conditions Precedent to Closing

(a)    Purchaser’s Conditions. Purchaser’s obligation to consummate the Transaction is subject to the following conditions, any one or all of which may be waived by Purchaser:

(i)    Title and Survey Review.

(A)    As of the Execution Date, (i) Purchaser has caused to be delivered to Seller title reports or commitments (the "Title Commitments") for extended coverage title insurance policies with respect to the Real Property issued by the Title Company, along with legible copies of all of the exception documents referenced therein with respect to each of the CPM Facilities and (ii) Purchaser or HC REIT has ordered a litigation, bankruptcy, judgment and security interest search in the names of the Sellers, the CPM Facilities, XL, in the case of the Hunters Glen Facility, and Purchaser in the case of the Grand Terrace Facility (the "Litigation and Lien Search").

(B)    As of the Execution Date, Purchaser has ordered ALTA surveys with respect to any of the Real Property not covered by the Existing Surveys (the "New Surveys"), which are being prepared by surveyors acceptable to Purchaser (the "Surveyors") and Purchaser has requested that the Existing Surveys be recertified to Purchaser, HC REIT and the Title Company (the "Recertified Surveys" and together with the New Surveys, the "Surveys"), with, in each case, the intent of the parties being that at Closing Purchaser will receive ALTA Surveys which are sufficient to cause the Title Company to issue the Title Policies (as defined below) without the survey exception (the "Surveys"). The New Surveys shall be certified to the Purchaser, Sellers, the Title Company and HC REIT and, upon completion thereof, Purchaser shall cause the New Surveys and the Recertified Surveys to be delivered by the Surveyors to Purchaser, Sellers, the Title Company and HC REIT.

(C)    Prior to Closing, in the case of any of the CPM Facilities which are subject to an anticipated September 30, 2004 Closing, and within five (5) business days, in the case of any of the CPM Facilities which are subject to an anticipated Closing subsequent to September 30, 2004,

Exhibit 10.83.4

after Purchaser’s receipt of the last of the Title Commitment (including legible copies of all of the exception documents referenced therein), the results of the Litigation and Lien Search and the Survey with respect to a CPM Facility, Purchaser shall advise the applicable Seller in writing on a CPM Facility by CPM Facility basis of its objections, if any, to the matters reflected therein (a "Title and Survey Objection Letter").

(D)    Prior to Closing, in the case of any of the CPM Facilities which are subject to an anticipated September 30, 2004 Closing, and within five (5) business days after the applicable Seller’s receipt of the Title and Survey Objection Letter related to the CPM Facility owned by it, in the case of any of the CPM Facilities which are subject to an anticipated Closing subsequent to March 31, 2004, such Seller shall specify by written notice delivered to Purchaser which of the objections described therein it will correct at or prior to the Closing Date and which of such objections it is unable or elects not to correct at or prior to the Closing Date (the "Seller Title and Survey Response Notice"). If any Seller fails to deliver a Seller Title and Survey Response Notice prior to Closing or within the applicable five (5) day period, as applicable, such Sellers shall be deemed to have elected not to correct any of the matters to which Purchaser objected in the applicable Title and Survey Objection Letter. If a Seller elects or is deemed to have elected not to correct some or all of the matters objected to in the applicable Title and Survey Objection Letter, Purchaser shall have until Closing, in the case of any of the CPM Facilities which are subject to an anticipated September 30, 2004 Closing, or within five (5) days after the receipt of a Seller Title and Survey Response Notice or after the date by which the Seller Title and Survey Response Notice was due in accordance with the terms hereof , in the case of any of the CPM Facilities which are subject to an anticipated Closing subsequent to September 30, 2004, in which to advise the applicable Seller of its decision to close, notwithstanding the defects which such Seller is unable, or has elected not, to correct, or of its election to terminate this Agreement either in its entirety or solely as to the affected CPM Facility(ies). In the event Purchaser elects to terminate this Agreement as a result of the existence of title, survey or defects which a Seller elects not, or is unable, to correct by Closing, neither party shall have any further rights or obligations hereunder.

(E)    Any matter reflected on the Title Commitments or in the results of the Litigation and Lien Search or on the Surveys and not objected to by Purchaser or as to which Purchaser waives its objections in accordance with the terms hereof, shall be deemed accepted by Purchaser and shall for purposes hereof be deemed to be the "Permitted Exceptions."

(F)    At Closing, Sellers shall cause the Title Company to issue one or more extended coverage title insurance policies to Purchaser or HC REIT insuring Purchaser’s or HC REIT’s title to the Real Property as of the Closing Date subject to no exceptions other than the Permitted Exceptions in an aggregate amount equal to the Purchase Price (unless a higher amount of title insurance has been specified by Purchaser and the additional premium attributable to such higher amount has been deposited by Purchaser with the Title Company, as escrow agent, at or prior to Closing) (the "Owner’s Title Policies").

(G)    At Closing, the Surveyors shall issue to Purchaser the Surveys of the Real Property revised to reflect any objections included in the Title and Survey Objection Letters which

Exhibit 10.83.4

Sellers agree to correct in accordance with the terms hereof and certified in the manner specified herein.

(ii)    Asbestos and Environmental Report. As of the Execution Date, Purchaser has ordered from duly licensed environmental inspection companies reports with respect to the CPM Facilities indicating (A) the presence (or absence) of asbestos in each of the CPM Facilities, the level thereof, whether it is friable or non-friable, if it is friable the recommended steps to correct the problem and the anticipated cost thereof and (B) the results of a Phase I Assessment of the Real Property and the CPM Facilities (the "Asbestos and Environmental Reports"). Prior to Closing, in the case of any of the CPM Facilities which are subject to an anticipated September 30, 2004 Closing and within five (5) business days, in the case of any of the CPM Facilities which are subject to an anticipated Closing subsequent to September 30, 2004, after Purchaser’s receipt of the Asbestos and Environmental Reports (the "Environmental Review Period") Purchaser shall approve or disapprove each of the Asbestos and Environmental Reports in Purchaser’s sole and absolute discretion. Should Purchaser disapprove the Asbestos and Environmental Reports, it shall notify the applicable Seller in writing of such disapproval and the reasons therefor at or prior to the expiration of the Environmental Review Period (the "Environmental Notice"). If any Seller advises Purchaser prior to Closing, in the case of any of the CPM Facilities which are subject to an anticipated September 30, 2004 Closing, or within five (5) business days, in the case of any of the CPM Facilities which are subject to an anticipated Closing subsequent to September 30, 2004, after their receipt of Purchaser’s Environmental Notice that such Sellers is unwilling or unable to remedy all such objections prior to the Closing Date, Purchaser shall have until Closing, in the case of any of the CPM Facilities which are subject to an anticipated Closing on September 30, 2004, or (2) business days thereafter, in the case of any of the CPM Facilities which are subject to an anticipated Closing subsequent to September 30, 2004, in which to advise the applicable Seller in writing of its election either to waive the matters to which it has objected and which Sellers are unwilling or unable to remedy or to terminate this Agreement either in its entirety or solely as to the affected CPM Facility(ies). Seller’s failure to respond to the Environmental Notice by Closing or within such five (5) business day period, as applicable, shall be deemed to be Seller’s notice to Purchaser that it is unable or unwilling to remedy the objections set forth in the Environmental Notice.

(iii)    Due Diligence Review. Purchaser shall be satisfied with the results of the Due Diligence Review; provided, however, if Purchaser is not satisfied with the results of its Due Diligence Review, Purchaser shall have the right to terminate this Agreement either in its entirety or solely as to the affected CPM Facility(ies).
(iv)    Regulatory Approval; Licensing. Either (i) the approval of the Transaction by the appropriate regulatory and licensing authorities and agencies of the states where each of the CPM Facilities is located, including receipt by Purchaser of all consents, approvals, licenses and certificates as may be necessary for Purchaser lawfully to own and operate the CPM Facilities or (ii) the execution and delivery by the applicable Seller of the Interim Sublease and Management Agreement Amendment or the Interim Hunters Glen Management Agreement with respect to any CPM Facility for which Purchaser does not hold a license in its own name as of the Closing Date.

Exhibit 10.83.4

(v)    Damage and Condemnation. Prior to the Closing Date, the risk of physical loss to the CPM Assets shall be borne by Sellers. Accordingly, it shall be a condition to Purchaser’s obligation hereunder that prior to the Closing Date, no material portion of any of the CPM Facilities nor any material portion of any of the CPM Assets shall have been damaged or destroyed by fire or other casualty, or shall have been taken or condemned by any public or quasi-public authority under the power of eminent domain, in any such case to an extent which causes the affected CPM Facility(ies) to lose use of any of its licensed beds/units or to become impracticable to operate as of the Closing Date or the postponement thereof, if applicable. If the CPM Assets shall have been so damaged or destroyed and Purchaser waives this condition, the applicable Seller shall assign to Purchaser all of its rights to any insurance proceeds in the connection therewith and the portion of the Purchase Price allocated to the CPM Facilities shall be reduced by any deductible which Purchaser shall be required to pay in connection with such damage or destruction or by any uninsured costs of repair or reconstruction. If the CPM Assets shall be so taken or condemned prior to Closing, and if Purchaser waives this condition, Sellers shall pay or assign to Purchaser all Sellers’ right to the proceeds of any condemnation award in connection thereof and the portion of the Purchase Price allocated to the CPM Facilities shall be reduced by such amount as may be agreed upon by the applicable Seller and Purchaser as a reasonable estimate of the amount by which the cost to repair the portion of the CPM Assets affected by such taking exceeds such condemnation award; provided, however, if the applicable Seller and Purchaser are unable to so agree by the Closing, then Purchaser may exercise its right to terminate this Agreement pursuant to the immediately following sentence. Purchaser may, however, in lieu of closing, elect to exercise its rights under Paragraph 15(a) (iii) with respect to the affected CPM Facility or Facilities if a material portion of the CPM Assets is damaged, destroyed or taken prior to the Closing Date but such election shall not affect Purchaser’s obligation to purchase, or Sellers’ obligation to sell, the remainder of the CPM Assets in accordance with the terms of this Agreement or the AL Facilities in accordance with the terms of the AL Master Agreement.

(vi)    No Defaults. Sellers shall not be in default under any mortgage, contract, lease or other agreement affecting or relating to the CPM Assets including, but not limited to, the documents evidencing or securing the Existing Financing. provided, however, if such a default exists, Purchaser shall have the right to terminate this Agreement either in its entirety or solely as to the affected CPM Facility(ies)

(vii)    Sellers’ Performance. Each Seller shall have performed all of its obligations under this Agreement that are to be performed prior to or at Closing to the extent the same have not been waived by Purchaser in accordance with the terms hereof; provided, however, if Seller has not performed its obligations under this Agreement, Purchaser shall have the right to terminate this Agreement either in its entirety or solely as to the affected CPM Facility(ies).

(viii)    Sellers’ Representations and Warranties. Sellers’ representations and warranties contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the Transaction contemplated herein shall be true in all material respects at and as of

Exhibit 10.83.4

the date of Closing as though such representations and warranties were then again made; provided, however, if Seller’s representations and warranties are not materially true at Closing, Purchaser shall have the right to terminate this Agreement either in its entirety or solely as to the affected CPM Facility(ies).

(ix)    No Material Adverse Change. There shall be no material adverse change in the financial or physical condition or results of operations of any of the CPM Facilities unless Sellers are able to demonstrate that such change is due to a breach by Purchaser of its obligations under the Lease and Management Agreements.

(x)    Board Approval. Purchaser shall have secured the approval of the Transaction by its Board of Directors.

(xi)    The Existing Financing. In the case of the CPM Facilities secured by the Existing Financing, HC REIT shall have secured the consent of the lender to the assumption of the Existing Financing.

For the avoidance of doubt, in the event that as of the Closing, any of the foregoing conditions to Closing have been satisfied as to some, but not all, of the Facilities, Purchaser shall have the right to either (A) waive the condition(s) which has not been satisfied and proceed with the Closing or (B) terminate this Agreement in its entirety or (C) terminate this Agreement solely as to the CPM Facilities with respect to which the condition(s) to Closing has not been satisfied. Further, any right which Purchaser may have to terminate the AL Master Agreement or its obligation to purchase any or all of the AL Facilities shall be governed by the AL Master Agreement which is incorporated herein by this reference.

(b)    Sellers’ Conditions. Sellers’ obligation to sell the CPM Assets hereunder is subject to the fulfillment of each of the following conditions, any one or all of which may be waived by Sellers in writing:

(i)    Purchaser’s Representations and Warranties. Purchaser’s representations and warranties in favor of Sellers contained in this Agreement or in any certificate or document delivered to Sellers in connection with this Agreement or the Transaction contem-plated herein shall be true in all material respects at and as of the date of Closing as though such representations and warranties were then again made; provided, however, if Purchaser’s representations and warranties are not materially true at Closing, Sellers shall have the right to terminate this Agreement either in its entirety or solely as to the affected CPM Facility(ies).

(ii)    Purchaser’s Performance. Purchaser shall have performed its obligations under this Agreement that are to be performed for the benefit of Sellers prior to or at Closing to the extent the same have not been waived by Sellers in accordance with the terms hereof; provided, however, if Purchaser has not performed its obligations hereunder at Closing, Purchaser shall have the right to terminate this Agreement either in its entirety or solely as to the affected CPM Facility(ies).

Exhibit 10.83.4

For the avoidance of doubt, in the event that as of the Closing, any of the foregoing conditions to Closing have been satisfied as to some, but not all, of the CPM Facilities, the applicable Seller shall have the right to either (A) waive the condition(s) which has not been satisfied and proceed with the Closing or (B) terminate this Agreement in its entirety or (C) terminate this Agreement solely as to the CPM Facilities with respect to which the condition(s) to Closing has not been satisfied.

(c)    Assignor’s Conditions. Assignor’s obligation hereunder to assign the AL Master Agreement to Purchaser is subject to the fulfillment of each of the following conditions, any one or all of which may be waived by Assignor in writing:

(i)    Purchaser’s Representations and Warranties. Purchaser’s representations and warranties in favor of Assignor contained in this Agreement or in any certificate or document delivered to Assignor in connection with this Agreement or the Transaction contem-plated herein shall be true in all material respects at and as of the date of Closing as though such representations and warranties were then again made.

(ii)    Purchaser’s Performance. Purchaser shall have performed its obligations under this Agreement that are to be performed for the benefit of Assignor prior to or at Closing to the extent the same have not been waived by Assignor in accordance with the terms hereof.

14.    Indemnification

(a)    By Sellers. Each Seller shall indemnify, defend and hold harmless Purchaser from and against any and all costs, losses, damages, liabilities and obligations arising from or related to:

(i)    The ownership and/or operation by such Seller of the portion of the CPM Assets owned by it which exist as of the Closing Date, except to the extent Purchaser is responsible for such costs, losses, damages, liabilities and obligations under the terms of the Lease and Management Agreements, in which case Seller shall have no indemnity obligation to Purchaser by virtue of the terms of this Section 14(a);

(ii)    Any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of such Seller under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished by such Seller to Purchaser hereunder;

(iii)    Any litigation, investigations or other proceedings pending or threatened against or relating to the CPM Facility owned by such Seller or the business being conducted thereon or against or relating to such Seller, its properties or business, including but not limited to any such litigation, investigations or other proceedings which may be disclosed to Purchaser in this Agreement, or any exhibit attached to this Agreement, or otherwise; and

(iv)    Any and all actions, suits, proceedings, demands, assessments, judgments, costs and

Exhibit 10.83.4

legal and other expenses, including, but not limited to, reasonable attorney's fees, incident to any of the foregoing;

For purposes of this Paragraph 14, an obligation shall be deemed to "exist" as of the Closing if it relates to events which occurred prior to the Closing even if it is not asserted until after the Closing.

(b)    By Purchaser to Sellers. Purchaser shall indemnify, defend and hold Sellers harmless from and against any and all costs, losses, damages, liabilities and obligations arising from or related to:

(i)    Except as otherwise provided in this Agreement, the ownership and operation of the CPM Assets from and after the Closing Date;

(ii)    Any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Purchaser under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished by Purchaser to Sellers hereunder; and

(iii)    Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses, including, but not limited to, reasonable attorney's fees, incident to any of the foregoing.

(c)    By Assignor. Assignor shall indemnify, defend and hold harmless Purchaser from and against any and all costs, losses, damages, liabilities and obligations arising from or related to

(i)    Any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Assignor under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished by Assignor to Purchaser hereunder; and

(ii)    Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses, including, but not limited to, reasonable attorney's fees, incident to any of the foregoing.

(d)    By Purchaser to Assignor. Purchaser shall indemnify, defend and hold harmless Assignor from and against any and all costs, losses, damages, liabilities and obligations arising from or related to

(i)    Any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of Purchaser under this Agreement or from any misrepresentation in or omission from any certificate furnished or to be furnished by Purchaser to Assignor hereunder; and

(ii)    Any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses, including, but not limited to, reasonable attorney's fees, incident to any of the foregoing.

Exhibit 10.83.4

15.    Termination

(a)    Grounds for Termination. This Agreement may be terminated and the Transaction contemplated herein abandoned at any time prior to Closing:

(i)    By mutual written agreement of the parties;

(ii)    By Sellers, if any of the conditions set forth in Paragraph 13(b) shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifi-cally provided for the performance thereof (as the same may be extended) through no fault of Sellers and the same shall not have been waived by Sellers;

(iii)    By Purchaser, if any of the conditions set forth in Paragraph 13(a) shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifi-cally provided for the performance thereof (as the same may be extended) through no fault of Purchaser hereunder or under the Lease and Management Agreements and the same shall not have been waived by Purchaser;

(iv)    By Assignor, if any of the conditions set forth in Paragraph 13(c) shall have become incapable of fulfillment prior to the Closing Date or such earlier date as may be specifi-cally provided for the performance thereof (as the same may be extended) through no fault of Assignor hereunder;

(v)    By any of Sellers, Assignor or Purchaser in the event of a material breach by another party of its obligations hereunder;

(vi)    By any of Sellers, Assignor or Purchaser if the Closing has not occurred by the Closing Date specified in Paragraph 3 as the same may be extended in accordance with the terms thereof; and

(vii)    By Purchaser upon Purchaser’s receipt of written notification of any fact which would materially change any of the representations or warranties of Sellers herein.

(b)    Sellers’ Remedies Upon Termination. In the event of the termination of this Agreement by Sellers under Paragraphs 15(a) (ii) or (v) or under Paragraph 15(a)(vi) in the event the Closing has failed to occur as a result of a material breach by Purchaser of its obligations hereunder, Purchaser and Sellers acknowledge and agree as follows:

PURCHASER SHALL PAY TO SELLERS AS SELLERS’ SOLE AND EXCLUSIVE REMEDY AN AMOUNT NOT TO EXCEED TWO HUNDRED THOUSAND AND NO/100 DOLLARS ($200,000) AS LIQUIDATED DAMAGES, THE PARTIES ACKNOWLEDGING AND AGREEING THAT THE AMOUNT OF DAMAGES WHICH SELLERS MAY INCUR AS A RESULT OF SUCH TERMINATION MAY BE

Exhibit 10.83.4

DIFFICULT TO ASCERTAIN AND THAT THE AMOUNT PROVIDED FOR HEREIN IS A REASONABLE AND FAIR ESTIMATE THEREOF, AFTER WHICH THE PARTIES SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER. THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN ASSUMES THAT SELLERS HAVE AGREED TO SELL, AND PURCHASER HAS AGREED TO PURCHASE, FOUR FACILITIES FOR A TOTAL LIQUIDATED DAMAGES AMOUNT PER FACILITY OF FIFTY THOUSAND AND NO/100 DOLLARS ($50,000). ACCORDINGLY, THE ACTUAL AMOUNT DUE FROM PURCHASER TO SELLERS SHALL BE FIFTY THOUSAND AND NO/100 DOLLARS ($50,000) PER FACILITY WHICH IS NOT PURCHASED BY PURCHASER OR HC REIT AS A RESULT OF A DEFAULT BY PURCHASER HEREUNDER IT BEING UNDERSTOOD AND AGREED BY SELLERS AND PURCHASER THAT, AMONG OTHER THINGS, THE INABILITY TO SECURE THE CONSENT OF A LENDER TO THE ASSUMPTION OF THE EXISTING FINANCING SHALL NOT BE DEEMED TO BE A DEFAULT BY PURCHASER OR HC REIT.

_____________________                __________________
Sellers’ Initials                    Purchaser’s Initials

(c)    Purchaser’s Remedies Upon Termination. In the event Purchaser has the right to terminate this Agreement by Purchaser under Paragraphs 15(a) (iii) or (v) or under Paragraph 15(a) (vi) in the event the Closing has failed to occur as of a material breach by Sellers of their obligations hereunder or Assignor of his obligations hereunder, Purchaser shall have the right either to (i) waive the condition or covenant or breach at issue and proceed with the Transaction on the terms contemplated herein or (ii) seek specific performance of Sellers’ or Assignor’s obligations, as applicable, hereunder or (iii) terminate this Agreement and seek to recover from Sellers or Assignor, as applicable, the actual damages suffered by Purchaser as a result of such breach. In no event will Sellers or Assignor be liable to Purchaser for consequential or incidental damages including, without limitation, lost profits.

(d)    Assignor’s Remedies Upon Termination. In the event this Agreement is terminated by any of Sellers, Assignor or Purchaser pursuant to this Section 15 other than as a result of Assignor’s breach of his obligations hereunder, Assignor shall be entitled to recover any actual damages suffered by Assignor as a result thereof.

(e)    Expenses. In the event the Transaction contemplated hereby is not closed for any reason other than a breach by Purchaser, Assignor or Sellers, Sellers, Purchaser and Assignor shall share equally all escrow cancellation fees and title charges. In the event the Transaction contemplated hereby is not closed as a result of a breach by Purchaser, Purchaser shall pay all escrow cancellation fees and title charges, in the event the Transaction contemplated hereby is not closed as a result of a breach by Sellers, Sellers shall pay all escrow cancellation fees and title charges and in the event the Transaction contemplated hereby is not closed as a result of a breach by Assignor, Assignor shall pay all escrow cancellation fees and title charges.

Exhibit 10.83.4

(f)    Lease and Management Agreements. In the event the Transaction does not close for any reason, the rights and obligations of the Sellers and the Purchaser under the Lease and Management Agreements shall remain unaffected.

16.     Miscellaneous

(a)    Notice. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, by overnight courier guaranteeing overnight delivery or by facsimile transmission (if confirmed verbally or in writing by mail as aforesaid), to the following address:

To Sellers or Assignor:
c/o Columbia Pacific Management, Inc.
600 University Street, Suite 2500
Seattle, WA 98101
Telephone: (206) 728-9063
Facsimile: (206) 728-9327

with a copy to:        Tom Barkewitz
Alston, Courtnage & Bassetti, LLP
1000 2nd Avenue, Suite 3900
Seattle, WA 98104
Telephone: (206) 623-7600
Facsimile: (206) 623-1752

To Purchaser:        Emeritus Corporation
3131 Elliott Ave, Suite 500
Seattle, WA 98121
Telephone: (206) 298-2909
Facsimile: (206) 301-4500

with a copy to:     The Nathanson Group PLLC
1520 Fourth Avenue, Sixth Floor
Seattle, WA 98101
Attn: Randi S. Nathanson
Telephone: 206-623-6239
Facsimile: 206-623-1738

Notice shall be deemed upon the actual receipt or refusal of receipt thereof regardless of the method of delivery used.

(b)    Sole Agreement. This Agreement may not be amended or modified in any

Exhibit 10.83.4

respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement, including the AL Master Agreement incorporated herein by reference, constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, discussions, writings and agreements between them.

(c)    Assignment. The terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the heirs, successors and permitted assigns of the parties hereto, it being specifically understood and agreed that at or prior to Closing Purchaser may assign certain of it rights and obligations hereunder to HC REIT and that such assignment shall be permitted without the further consent of Sellers or Assignor. Any other assignment shall require the consent of Sellers and Assignor, which consent shall not be unreasonably withheld. Sellers and Assignor each acknowledge and agree that notwithstanding that HC REIT may be the ultimate purchaser of certain of the Assets, HC REIT shall not be liable for the obligations of Purchaser under this Agreement, except to the extent HC REIT specifically assumes for the benefit of Purchaser, but not Sellers or Assignor, such obligations.

(d)    Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(e)    Survival. All covenants, indemnities, warranties and representations of Purchaser, Assignor and Sellers herein shall survive the Closing and shall continue in effect for a period of two (2) years after Closing with respect to the Hunters Glen Facility and one (1) year after the Closing Date with respect to the remainder of the CPM Facilities, after which they shall terminate and be of no further force or effect.

(f)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

(g)    Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(h)    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

(i)    Confidentiality. In the event the Transaction fails to close for any reason, Purchaser, Assignor and Sellers agree to keep confidential any proprietary information disclosed to them by the other parties during the course of this Transaction.

(j)    Construction. Each party acknowledges and agrees that it has participated in the drafting and the negotiation of this Agreement and has been represented by counsel during the course thereof. Accordingly, in the event of a dispute with respect to the interpretation or

Exhibit 10.83.4

enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor any party hereto.

(k)    Attorneys’ Fees. In the event of litigation or other proceedings involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of any party under this Agreement, the prevailing party shall be entitled to recover from the others such reasonable attorneys’ fees and costs as may be actually incurred, including its costs and fees on appeal.

(l)    Waiver of Jury Trial.

EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

(m)    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the next day which is not a Saturday, Sunday or a legal holiday.

(n)    Expenses. Except as otherwise specifically provided herein, each party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transaction.

17.    Employee Benefits

Sellers and Purchaser acknowledge and agree that with the exception of the Hunters Glen Facility, all of the employees of the Facilities are currently the employees of Purchaser under the terms of the Lease and Management Agreements. With respect to the Hunters Glen Facility, MMA and Purchaser agree as follows. At Closing, MMA shall terminate or shall cause XL to terminate all of the employees of the Hunters Glen Facility and shall pay to them or cause XL to pay to them any wages and benefits, i.e., vacation days and wellness days, which are due as of the Closing Date under applicable State law. Purchaser agrees to extend an offer of employment to each of the employees of the Hunters Glen Facility on reasonably comparable terms and conditions to the current terms of their employment as disclosed to Purchaser by MMA or XL. Purchaser acknowledges and agrees that MMA and XL are relying on Purchaser’s agreement as set forth in this Paragraph 17 in not giving notice to the employees of the Hunters Glen Facility of the Transaction provided for herein under the provisions of the WARN Act.

Exhibit 10.83.4

18.    Resident Security Deposits

(a)    Sellers and Purchaser acknowledge and agree that, with the exception of the Hunters Glen Facility, Purchaser already has possession and supervisory control of all of the resident security deposits at the Facilities under the terms of the Lease and Management Agreements. With respect to the Hunters Glen Facility, at Closing, MMA shall provide or shall cause XL to provide Purchaser with an accounting of all resident security deposits being held by MMA or XL as of the Closing Date for the residents or prospective residents of the Hunters Glen Facility (the "Resident Deposits"). Such accounting shall set forth the names of the residents or prospective residents for whom such funds are held, the amounts held on behalf of each resident or prospective resident and the warranty of MMA or XL that the accounting is true, correct and complete.

(b)    On the Closing Date, MMA shall transfer or cause to be transferred the Resident Deposits to the bank account designated by the Purchaser and Purchaser shall in writing acknowledge to MMA and/or XL receipt of and expressly assume all MMA’s and/or XL’s financial and custodial obligations with respect thereto, it being the intent and purpose of this provision that, at Closing, MMA and XL will be relieved of all fiduciary and custodial obligations with respect to the Resident Deposits actually transferred to Purchaser, and that Purchaser will assume all such obligations and be directly accountable to the residents and prospective residents of the Hunters Glen Facility, with respect thereto.

(c)    Notwithstanding the foregoing, MMA will indemnify and hold Purchaser harmless from all liabilities, claims and demands in the event the amount of the Resident Deposits transferred to the Purchaser’s bank account as provided in Paragraph 18(b) did not repre-sent the full amount of such Resident Deposits then or thereafter shown to have been delivered to MMA or XL by the current residents or prospective residents of the Hunters Glen Facility.

19.     Accounts Receivable

(a)    Sellers and Purchaser acknowledge and agree that, with the exception of the Hunters Glen Facility Purchaser currently possesses all of the information which it may need with respect to the accounts receivable of the Facilities. However, with respect to the Hunters Glen Facility, MMA and Purchaser agree as follows. Within ten days prior to the Closing Date, MMA shall provide or cause XL to Purchaser with a detailed listing of the accounts receivable which are anticipated to be outstanding from the residents of the Hunters Glen Facility on the Closing Date.

(b)    With respect to each of the Facilities, from and after the Closing Date, Purchaser shall assume responsibility for the billing for and collection of payments on account of services rendered or goods sold by it on and after the Closing Date and solely with respect to the Hunters Glen Facility, Sellers shall retain all right, title and interest in and to and all responsibility for the collection of its accounts receivable for services rendered or goods sold prior to the Closing Date.

Exhibit 10.83.4

(c)    Any payments received by Purchaser after the Closing Date from residents of the Hunters Glen Facility with balances due for the period prior to and after the Closing Date shall be remitted by Purchaser to Sellers first to reduce any pre-Closing Date balances, with the excess, if any, retained by Purchaser to reduce any post-Closing Date balances due.

(d)    Sellers shall have the right during normal business hours and on reasonable notice to Purchaser to inspect Purchaser’s books and records with respect to the accounts receivable received by it at the Hunters Glen Facility after the Closing Date from residents with balances due as of the Closing Date.

20.    Third Party Beneficiary

Nothing in this Agreement express or implied is intended to and shall not be construed to confer upon or create in any person (other than the parties hereto and HC REIT in the event Purchaser assigns some or all of its rights hereunder to HC REIT) any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.

Exhibit 10.83.4

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the Execution Date.

SELLERS:                GRAND TERRACE ASSISTED LP, a Washington limited partnership

By:	/s/ Daniel R. Baty______________________
Its:	Manager_____________________________

MM ASSISTED LLC, a Washington limited liability company

By:	/s/ Daniel R. Baty______________________
Its:	Manager_____________________________

RENO ASSISTED LIVING, L.L.C., a Washington limited liability company

By:	/s/ Daniel R. Baty______________________
Its:	Manager_____________________________

FREDERICKSBURG ASSISTED L.L.C., a Washington limited liability company

By:	/s/ Daniel R. Baty______________________
Its:	Manager_____________________________

ASSIGNOR:                _/s/ Daniel R.Baty____________________________
Daniel R. Baty

PURCHASER:            EMERITUS CORPORATION,
a Washington corporation

By:	/s/ William Shorten________________
Its:	Director of Real Estate Finance_______

Exhibit 10.83.4

EXHIBITS A
LEGAL DESCRIPTIONS
SEE ATTACHED

EXHIBIT B
LIST OF CPM FACILITIES

Facility	Address
The Terrace	22325 Barton Road, Grand Terrace, CA 92313
Hunters Glen	3620 American Way, Missoula, MT 59808
Woodmark at Summit Ridge	5165 Summit Ridge Road, Reno, NV 89523
Wilburn Gardens	3500Meekins Drive, Fredericksburg, VA 22407

Exhibit 10.83.4

EXHIBIT C
DESCRIPTIONS OF LEASES AND MANAGEMENT AGREEMENTS

Facility	Description of Lease or Management Agreement
The Terrace
Master Lease Agreement dated June 1, 2004 between Grand Terrace Assisted, LP, as Landlord, and Emeritus, as Tenant (the "Grand Terrace Lease"), Sublease dated June 1, 2004 between Emeritus, as sublandlord, and AL Investors Grand Terrace LLC, as subtenant (the "Grand Terrace Sublease") and Management Agreement with Option to Purchase (Emeritus 25) dated December 30, 1998, as amended by (1) First Amendment to Management Agreement with Option to Purchase dated March 22, 2001, (2) Second Amendment to Management Agreement with Option to Purchase dated January 1, 2002, (3) Waiver, Consent and Amendment to Management Agreement dated May 1, 2002, (4) Third Amendment to Management Agreement with Option to Purchase dated of June 30, 2003, (5) Fourth Amendment to Management Agreement with Option to Purchase dated April 1, 2004, (6) Termination of Memorandum of Management Agreement With Option to Purchase for Laurel Place, (7) Termination of Memorandum of Management Agreement with Option to Purchase (Madison Glen), (8) Fifth Amendment to Management Agreement (AL GMAC Facilities) dated June 1, 2004, (9) Amendment to Memorandum of Management Agreement with Option to Purchase (Myrtlewood) dated May 2, 2004, (10) Side Letter dated June 30, 2004 (Emeritus) and (11) Side Letter dated June 30, 2004 (Baty) (the "Master Management Agreement").

Woodmark at Summit Ridge	Agreement to Provide Management Services to Assisted Living Facility dated as of January 20, 2002, as amended by First Amendment dated as of ___________, 2002
Wilburn Gardens	Agreement to Provide Management Services to an Assisted Living Facility dated February 2, 1998.
The AL Facilities	The Master Management Agreement

EXHIBIT D
VEHICLES

See AttachedEXHIBIT E

Exhibit 10.83.4

CLOSING COST ALLOCATIONS

STATE	Closing Fees	Owner’s Premium	Recording Fees	Search/Exam Fees	Survey	Transfer Tax
California	D	S	P-Deed; S-E	Included in title premium	P	S
Montana	D	S	P	Included in title premium	D	N/A
Nevada	D	S	P-Deed; S-E	Included in title premium	D	S
Virginia	D	P	P	P	D	P#@*#225;State/Local Grantee Tax; S-Grantor Tax

Key:

D:         Divided Equally
S:         Seller Pays
P:         Purchase Pays
P-Deed:    Purchaser pays to record deed
S-E:        Seller pays to record documents to remove encumbrances
N/A:        Not Applicable

Exhibit 10.83.4

EXHIBIT F
UTILITIES DEPOSITS

Exhibit 10.83.4

EXHIBIT G
LITIGATION BY CPM FACILITY
.

Exhibit 10.83.4

EXHIBIT H
AL MASTER AGREEMENT